UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GLOBAL INDUSTRIES, LTD.

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INTEROFFICE MEMORANDUM
TO:      ALL GLOBAL EMPLOYEES
FROM:       JOHN B. REED
SUBJECT:       MERGER ANNOUNCEMENT
DATE:       SEPTEMBER 12, 2011
Earlier today, Global Industries and Technip announced an agreement to merge our two companies, the result of which will be the creation of one of the largest service contractors in the oil and gas industry. This merger will provide tremendous future opportunities for our organization and for our valued employees who have made Global what it is today.
Technip is a leading oilfield service company that operates in three primary business segments, which include Onshore, Offshore, and Subsea. The Subsea sector is involved in the design, engineering, manufacture and installation of platforms, subsea pipe systems and pipelines; Global will ultimately be a part of this business segment. Headquartered in Paris, France, Technip recorded FY 2010 revenues of $8.6B and employs more than 23,000 employees worldwide.
Although highly successful, Technip does not currently possess the capability, vessels or staff to perform the offshore construction services that Global provides to its customers. Conversely, Global saw this merger as an opportunity to advance our strategy to become a deepwater player. When Technip approached us, we listened. As conversations progressed, it became clear that merging the two entities would be a sound strategic decision considering our clients, our people and our organization as a whole. Technip sees Global as a complementary and vital addition to their current business and our employees as critical resources to bolster their existing workforce.
The Chairman and CEO of Technip is Mr. Thierry Pilenko. I have attached a letter from Mr. Pilenko outlining his rationale for the merger and the opportunities that will be provided to Global employees in a combined organization.
The legal and regulatory process required to conclude our merger with Technip will take some time. Currently, we estimate this process will take three to four months. We anticipate that things will proceed smoothly and that no interruptions will occur with your daily activities. We will keep you advised of changes and developments in the merger process as it moves forward.
The decision to merge with Technip was not an easy one. Global has a long and successful history as an independent provider of offshore construction services. We have recently launched the Global 1200, completed our first project successfully and are now preparing to go to work on another project in the Gulf of Mexico. The Global 1201 is nearly complete and is ready to launch in early 2012. We have initiated efforts into new markets that were not envisioned even a decade ago. Despite these achievements, the opportunity to combine with Technip provided an opportunity to achieve our strategic goals with more certainty in a way that is in the best interests of shareholders and employees alike.
Please be patient over the next few months as the merger process continues. As always, I know we can count on your support as you, our employees, are the main reason Global has achieved so much success over the years.
Thanks to you all and to a bright future following the Technip/Global merger.

Important Additional Information Will Be Filed with the SEC
     In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). COMPANY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The proxy statement and other documents incorporated by reference in the proxy statement will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077, Attention: Secretary.
     The Company and its directors and officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s most recent definitive proxy statement, which was filed with the SEC on April 5, 2011. Certain directors and executive officers of the Company may have direct or indirect interests in the proposed transaction that may be different from those of the Company’s stockholders generally. Investors may obtain additional information regarding such interests by reading the proxy statement and other relevant documents that the Company will file with the SEC when they become available.